                                                                     Exhibit 3.9

      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of CCS Camboriu Cable System de Telecomunicacoes Ltda.


                                          By: /s/ DOUGLAS DURAN
                                              ---------------------
                                                  DOUGLAS DURAN
                                                  Attorney-in-fact

Date: October 1, 1997

                CCS - CAMBORIU CABLE SYSTEM DE TELECOMUNICACOES
                                     LTDA.

                           ARTICLES OF INCORPORATION

NARBAL ANDRADE DE SOUZA, a Brazilian citizen, married, attorney, residing and domiciled at Avenida Brasil no 855, Balneario Camboriu - SC, enrolled with the Brazilian Bar Association under no OAB/SC 1805 and with the Board of Taxpayers CPF under no 006.121.549-04; BASILE MOSCHOS, a naturalized Brazilian citizen, legally separated, trader, residing and domiciled in Curitiba, in the State of Parana, at Avenida Vicente Machado no 1.171, apt. 302, bearer of ID Card RG no 223.899-3, issued by II/PS and enrolled with the Board of Taxpayers CPF under no 010.372.189-49; JOAO LUIZ PIMENTEL NEIVA DE LIMA, a Brazilian citizen, married, economist, residing and domiciled in Sao Jose dos Pinhais, State of Parana, at Avenida Rui Barbosa no 4890, bearer of ID Card RG no 366.,479, issued by SSP/PR and enrolled with the Board of Taxpayers CPF under no 008.645.289-49, and FRANCISCO ARLY GEVAERD JUNIOR, a Brazilian citizen, legally separated, industrialist, residing and domiciled in the town of Torres, in the State of Rio Grande do Sul, at Avenida Independencia no 82, bearer of ID Card RG no 967.634, SSP-PR and enrolled with the Board of Taxpayers CPF under no 232.226.209-97, have mutually agreed to organize a limited liability commercial company which shall be governed by laws no 3.708 of January 10, 1919 and 4726 of July 13, 1965 and in the event of contingencies not covered by same by the specific legislation which governs such companies and by the following other clauses and conditions:

CLAUSE ONE. The company shall be called CCS - CAMBORIU CABLE SYSTEM DE TELECOMUNICACACOES LTDA., with its principal place of business and venue in the town of Balneario Camboriu, State of Santa Catarina, at Avenida Brasil no 692, suite 02.

CLAUSE TWO. The company's aims are the design, installation, operation and maintenance of telecommunications and cable systems; promotion and sales of participation quotas in audio, video and informatics systems or any other which qualifies in this field of business.

CLAUSE THREE. The company has an indeterminate term of duration and shall start up its activities on December 1, 1990.

CLAUSE FOUR. The capital stock is Cr$2,000,000.00 (two million cruzeiros), divided into 2,000 (two thousand) quotas in the par value of Cr$1,000.00 (one cruzeiro) each, hereby subscribed and paid up in Brazilian currency and distributed as follows:

a)    NARBAL ANDRADE DE SOUZA - 680 quotas totaling
      Cr$680,000.00;

b)    BASILE MOSCHOS - 528 quotas totaling Cr$528,000.00;

c)    FRANCISCO A. GEVAERD JUNIOR - 528 quotas totaling
      Cr$528,000.00;

d)    JOAO LUIZ P. NEIVA DE LIMA - 264 quotas totaling
      Cr$264,000.00;

TOTAL - 2,000 quotas totaling Cr$2,000,000.00

CLAUSE FIVE. The quotaholders' liability is limited to the full amount of capital stock, pursuant to the provisions of art. 2 of Law 3.708 of January 10, 1919.

CLAUSE SIX. The Company will be managed by the partners NARBAL ANDRADE DE SOUZA and JOAO LUIZ PIMENTEL NEIVA DE LIMA, who will be responsible for all operations and will represent the company as Plaintiff or Defendant, in or out of Court, but will however be barred from using the Company's name in operations or business deals which are alien to the company's object, specially granting of collateral, sureties, endorsements or guarantees.

CLAUSE SEVEN. The company's name will be employed by its Directors exclusively in negotiations undertaken by the company itself, signing always in pairs. Mr. NARBAL ANDRADE DE SOUZA will be Director Superintendent and Mr. JOAO LUIZ PIMENTEL NEIVA DE LIMA will be Administrative Director.

CLAUSE EIGHT. On December 31 of each year the balance sheet for the fiscal year will be closed and the ascertained profits or losses will be distributed to or borne by the quotaholders in the proportion of their stock.

Sole Paragraph. At the discretion of the quotaholders and in order to satisfy the interests of the Company itself, all or part of the profits may be allocated to profit reserves, subject to the provisions of Law no 6.494/76 or be put aside as retained earnings for future allocation.

CLAUSE NINE. The Company's quotas are indivisible and may not be assigned or transferred without the company's express consent. In the event any quotaholder intends to sell his quotas the other quotaholders will have a right of first refusal to purchase said quotas under equal price and conditions.

CLAUSE TEN. The company's directors will receive as compensation for the services they perform, under the heading of pro labore, a monthly sum determined by mutual agreement up to the tax limitations provided in the Income Tax legislation.

CLAUSE ELEVEN. Should one of the quotaholders wish to withdraw from the company he will notify the others in writing sixty (60) days in advance and his assets will be reimbursed in a manner acceptable to both parties.

CLAUSE TWELVE. The death of one of the partners will not operate to dissolve the company and his heirs will be entitled to and liable for the rights and obligations of the deceased. As long as their entitlement has not been divided among them, such heirs may be represented vis-a-vis the company by one of them duly appointed by the others.

CLAUSE THIRTEEN. Contingencies and doubts arising in connection with this Charter will be covered or settled on the basis of Decree Law no 3.708 of January 10, 1919 and the other applicable legal provisions.

CLAUSE FOURTEEN. The partners represent they are not liable for any of the crimes provided by law which prevent them from operating a commercial company. They execute this declaration for all legal purposes, acknowledging that in the event of a misrepresentation the resulting act will be null and void before the Trade Registry, without prejudice of the legal penalties to which he may be subject.

CLAUSE FIFTEEN. The courts of this administrative region of the town of Balneario Camboriu are elected to settle any claim arising herefrom.

CLAUSE SIXTEEN. The Company will have an Engineering Technical Department under the responsibility of a Telecommunications Engineer duly enrolled with the Board of Engineers and Architects - CREA.

In witness whereof, the parties undertake to comply with the provisions hereof and have executed it before the two (2) undersigned witnesses in four (4) counterparts, one of which will be filed with the Board of Trade of the State of Santa Catarina.

Balneario Camboriu, November 23, 1990.
(signed by NARBAL ANDRADE DE SOUZA, BASILE MOSCHOS, JOAO LUIZ PIMENTEL NEIVA DE LIMA, and FRANCISCO ARLY GEVAERD JUNIOR).

CONFORMS WITH ORIGINAL:
Date:  24 APR 1996.
(signature)

                CCS - CAMBORIU CABLE SYSTEM DE TELECOMUNICACOES
                                     LTDA.
                           CGS No 82.855.164/0001-65
                               NIRE  42201366252

                6TH AMENDMENT TO THE ARTICLES OF INCORPORATION

By this private instrument:

NARBAL ANDRADE DE SOUZA, a Brazilian citizen, married, trader, residing and domiciled at Avenida Brasil no 855, Balneario Camboriu - SC, enrolled with the Brazilian Bar Association under no OAB/SC 1805 and with the Board of Taxpayers CPF under no 006.121.549-04;

NARBAL BUSATO DE SOUZA, a Brazilian citizen, bachelor, of age, attorney, residing and domiciled at Avenida Brasil no 855, Balneario Camboriu - SC, ID Card RG no 4/R 2.552.728/SC and enrolled with the Board of Taxpayers CPF under no 817.717.209-30;

CONSTRUTORA ENE ESSE LTDA., a private law body corporate enrolled with the Board of Taxpayers CGC/MF under no 83.500.041.0001-74, having its articles of incorporation filed with the Board of Trade of Santa Catarina under no 422.0044899.9, with its principal place of business at Avenida do Estado, no 1.555, in Balneario Camboriu-SC;

sole quotaholders of the limited liability quota company CCS - Camboriu Calbe System de Telecomunicacoes Ltda., with its principal place of business at Av. Brasil 802, Balneario Camboriu/SC, enrolled with the Board of Taxpayers CGC/MF under no 82.855.164/0001-65, having its Articles of Incorporation filed with the Board of Trade of the State of Santa Catarina under no 42201366252, at the session of November 22, 1990 and its latest contractual amendment filed under no
(void), at the session of (void)

and further as newly admitted partner

TVA SUL PARTICIPACOES S.A., a private law body corporate, with its principal place of business in this capital city at Rua Martha Kateiva de Oliveira, 49 - room 4, having its By-Laws filed with the Board of Trade of the State of Parana, NIRE no 41300063451 of March 28, 1996, pending enrollment with the Board of Taxpayers (CGCMF), herein represented by its Directors Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15 and Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled at Alameda das Rosas, 444, Barueri/SP, ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72.

HAVE RESOLVED:

1. To approve the assignment and transfer of 625,826 (six hundred and twenty-five thousand eight hundred and twenty-six) free and unencumbered quotas by the partner Narbal Andrade de Souza, whose particulars are given above, to Construtora Ene Esse Ltda., whose particulars are given above, for the price agreed between the parties, the Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading.

2. To approve the assignment and transfer of 268.211 (two hundred and sixty-eight thousand two hundred and eleven) free and unencumbered quotas by the partner Narbal Busator de Souza, whose particulars are given above, to Construtora Ene Esse Ltda., whose particulars are given above, for the price agreed between the parties, the Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading.

3. To approve the assignment and transfer of 2,910,000 (two million nine hundred and ten thousand) free and unencumbered quotas by the partner Construtora Ene Esse ltda., whose particulars are given above, to TVA Sul Participacoes S.A., whose particulars are given above, for the price agreed between the parties, the Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading.

4. As a result, the capital stock shall be R$4,850,000.00 (four million eight hundred and fifty thousand Reais) divided into 4,850,000 (four million eight hundred and fifty thousand) quotas, in the part value of R$1.00 (one Real) each, fully subscribed and paid up in Brazilian currency, distributed as follows between the partners:

Partners                              Quotas                Value R$
Construtora Ene Esse Ltda.           1,940,000            1,940,000.00
TVA Sul Participacoes S.A.           2,910,000            2,910,000.00

5. To change the company's management, which shall be managed by a Board of Directors consisting of three members, appointed by delegation of the partners, two of which shall be appointed by the partner TVA Sul Participacoes S/A, which delegates its powers to Messrs. Douglas Duran and Leonardo Petrelli Neto and the remaining position of Director to be occupied by the partner Construtora Ene Esse Ltda., represented by Narbal Andrade de Souza.

6. In view of the measures approved above, as well as of other changes they intend to make to the Articles of Incorporation, the quotaholders have resolved to reword and restate the Articles of Incorporation, which shall henceforth be worded as follows:

                           ARTICLES OF INCORPORATION

                                       I
                    NAME, HEAD OFFICE, OBJECT AND DURATION

CLAUSE 1. The company's name shall be CCS - CAMBORIU CABLE SYSTEM DE TELECOMUNICACOES LTDA.

CLAUSE 2. The company's principal place of business is located at Avenida Brasil, no 802, Balneario Camboriu, State of Santa Catarina.

      Sole Paragraph. The Company's Board of Directors may open and close branches and offices anywhere in the Brazilian territory.

CLAUSE 3. The Company's objects are: (a) the exploitation, distribution, transmission, radio links and operation of special cable television services, through the reception and processing of images, sounds, signals and data and/or the respective generation, through community antennae, by physical means, heads, networks, trunk system, distribution systems, user or subscriber systems, in open or closed communities, preparation and/or placement of projects, including on behalf or for the account of third parties, or the utilization or the employment of any other means, systems, equipment, technical or technological products, their equivalents or substitutes; electronic lease or further any other means or system which technology or the state of the art might develop in future; (b) import and export of goods, products, equipment or services, directly or indirectly related to the corporate object, as well as the performance of services and the representation of other domestic or foreign corporations; and (c) participation in other corporations as partner, shareholder, quotaholder or syndicated member.

CLAUSE 4. The Company has an indeterminate term of duration.

                                      II
                                 CAPITAL STOCK

CLAUSE 5. The capital stock is R$4,850,000.00 (four million eight hundred and fifty thousand Reais) divided into 4,850,000 (four million eight hundred and fifty thousand) quotas, in the par value of R$1.00 (one Real) each, fully subscribed and paid up in Brazilian currency, distributed as follows between the partners:

Partners                              Quotas               Value R$
Construtora Ene Esse Ltda.           1,940,000            1,940,000.00
TVA Sul Participacoes S.A.           2,910,000            2,910,000.00
      Total                          4,850,000            4,850,000.00

      Sole Paragraph. The partners' liability is limited, pursuant to the law, to the full amount of capital stock.

CLAUSE 6. The partners will pay up capital, according to additional cash requirements, in the proportion of their stockholdings. Failure to fully or partly pay up a given amount by one partner will entitle the other partner to pay up the missing portion, with the consequent dilution of the other non-paying partner's holdings. In the event of disagreement as regards the need for additional capital, the partners agree to a commitment clause whereby they will necessarily and legally submit themselves to arbitration, expressly waiving the procurement of a solution by court proceedings.

      Paragraph 1. The partners hereby mutually appoint as arbitrator the Auditing Firm Coopers & Lybrand, taxpayer's enrollment CGC no 44.038.248/0001-17, with its principal place of business at Sao Paulo, and as Deputy the company Price Waterhouse, taxpayer's enrollment CGC no 61.562.112/0001-20, with its principal place of business at Sao Paulo, which shall submit, at the individual or joint request of the partners, its arbitration report within fifteen days, indicating its decision as regards the need and justification for the capital injection.

      Paragraph 2. The arbitration ruling shall be final and conclusive and the arbitrator shall be authorized to decide by equity, which decision shall be entirely accepted by the partners as definitive and enforced without recourse to the Judiciary Power, thus resulting in specific enforcement pursuant to the provisions of article 641 of the Code of Civil Procedure.

      Paragraph 3. Should one of the partners file a claim in Court against the other partner without subjecting itself to the arbitration commitment provided in this clause, it will be forced to pay to the other partner the predetermined contractual fine of ten percent of the value of its participation in the Capital Stock.

      Paragraph 4. The Company shall be liable for the payment of arbitration fees and expenses.

                                      III
                                  MANAGEMENT

CLAUSE 7. The Company shall be managed by the partner TVA Sul Participacoes S.A., who hereby delegates its powers to representatives who shall be designated Directors.

      Paragraph 1. The Board of Directors, which is appointed for an indeterminate term, shall be made up as follows:

Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled at Alameda das Rosas, 444, Barueri/SP, ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72 and Leonardo Petrelli Neto, whose particulars are given above, appointed by delegation of the partner TVA Sul Participacoes S.A. and Narbal Andrade de Souza, a Brazilian citizen, married, trader, residing and domiciled at Avenida Basil no 855, Balneario Camboriu - SC, enrolled with the Brazilian Bar Association under no OAB/SC 1805 and with the Board of Taxpayers CPF under no 006.121.549-04, appointed by delegation of the partner Construtora Ene Esse Ltda., who will have general powers to manage the corporate business.

      Paragraph 2. The Company shall be represented:

      (a) by two directors jointly, as Plaintiff or Defendant, or by one Director jointly with one attorney-in-fact or further by two attorneys-in-fact with special powers.

      (b) severally, by one Director or one attorney-in-fact with special powers in the performance of day-to-day activities, forwarding of mail, issue of receipts and endorsement of checks for deposit in the company's bank accounts.

      Paragraph 3. The appointment of attorneys-in-fact will require the joint signature of two Directors and the respective powers-of-attorney will specifically list the acts they may perform. With the exception of those which grant the powers of the "ad judicia" clause, all the other powers-of-attorney granted by the Company will have a limited term of validity of one year.

      Paragraph 4. The Directors are barred from using the company name in third party guarantees and business alien to the company's interest or acts which imply an act of graciousness.

      Paragraph 5. The Directors are exempt from offering collateral and under the heading of pro labore they will be entitled to a monthly compensation to be determined by the quotaholders.

                                      IV
                       ASSIGNMENT OR TRANSFER OF QUOTAS

CLAUSE 8. Neither partner may fully or partly assign its quotas to third parties, without firstly offering them in writing, at least thirty days in advance, to the other partner which, under equal conditions, will have a right of first refusal to purchase them.

      Paragraph 1. The assignment will be preceded by a notice with a written offer to purchase by third parties in good faith, in order for the other partner to exercise its right of first refusal within thirty days, if it wishes to do so.

      Paragraph 2. Should the right of first refusal fail to be exercised, the notifying partner may assign its quotas to the interested third parties within ten days and subject to the conditions set forth in the notice; any assignment beyond said ten day time limit and in disagreement with the initial offer will be null and void.

      Paragraph 3. The assignment of the company's quotas which imply a transfer of the company's controlling power will be subject to prior authorization by the Ministry of Communications.

                                       V
                  AMENDMENT TO THE ARTICLES OF INCORPORATION,
                          DISSOLUTION AND LIQUIDATION

CLAUSE 9. Any amendment to these articles requires the prior consent of all the partners. The consent of the defeated partner in an arbitration ruling in connection with an amendment to the Articles of Incorporation for capital increase, acknowledged by the arbitration court, will not be required.

CLAUSE 10. In the event of bankruptcy, death, incapacity, exclusion or removal of one of the partners, the Company will not be dissolved. In any of these events, the assets of the bankrupt, deceased, incapacitated, excluded or removed partner will be ascertained on the basis of a special balance sheet and paid to the partner or its heirs in twelve (12) monthly, equal and successive installments, accrued by interest of twelve percent (12%) per annum.

      Sole Paragraph. In the event of death or mental disability, the partner's heirs may appoint a representative to remain in the Company, who will be approved by the other partners.

                                      VI
                    FISCAL YEAR, BALANCE SHEET AND PROFITS

CLAUSE 11. The fiscal year will end on December 31 whereupon the appropriate financial statements will be drawn up. The company may also draw up interim balance sheets and resolve upon the respective distribution of profits. All resolutions regarding distribution of profits require the unanimous approval of the quotaholders.

                                      VII
                           MISCELLANEOUS PROVISIONS

CLAUSE 12. In the event of civil, labor, commercial, tax or other contingencies, resulting from procedures adopted by the previous management and therefore prior to the date of this contractual amendment, the full amount of the contingency will be paid as follows:

      a) fully by the partner Construtora Ene Esse Ltda.

      b) the Company may pay the full amount and book a credit against the partner Construtora Ene Esse Ltda. until the next fiscal year closing date and profit distribution, at which time the Company will hold the portion corresponding to said partner to settle its credit; or

      c) in the event there are no distributable profits for the period, TVA Sul Participacoes S.A. will pay the full amount of the contingency which will be immediately construed as a capital increase in its name, with the consequent dilution of the other partner's stockholdings.

CLAUSE 13. The Company, through all its quotaholders, undertakes to strictly comply with all the laws, decrees, regulations, rules and recommendations made by the Awarding Public Powers.

                                     VIII
                                     VENUE

CLAUSE 14. The parties elect the courts of the Administrative Region of Balneario Camboriu, State of Santa Catarina, to settle any claims arising from this Charter.

The undersigned partners and directors declare they are not liable for any of the crimes provided by law which prevent them from performing commercial activities.

In witness whereof, the parties have executed this instrument in three counterparts before two witnesses.

Balnario Camboriu

(singed by Narbal Andrade de Souza, Narbal Busato de Souza, Construtora Ene Esse Ltda., Douglas Duran and Leonardo Petrelli Neto for TVA Sul Participacoes S.A.)

(signed by Directors Douglas Duran, Leonardo Petrelli Neto and Narbal Andrade de Souza)

(signed by two witnesses)

(copy duly certified by the 11th Registry Office of Deeds of Sao Paulo)

IN WITNESS WHEREOF, I HAVE HEREUNTO SET MY HAND at Sao Paulo, this 28th day of January, 1997. My commission is for life.